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                                                                    EXHIBIT 12.1

                               APACHE CORPORATION
       STATEMENT OF COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES AND
              COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                                 (IN THOUSANDS)

                                                                                  THREE MONTHS ENDED
                                                                                       MARCH 31,
                                                                                ------------------------
                                                                                   2002         2001         2001         2000
                                                                                -----------  -----------  -----------  -----------
 EARNINGS
    Pretax income (loss) from continuing operations before preferred
      interests of subsidiaries ..............................................  $   126,244  $   461,585  $ 1,206,863  $ 1,203,681
    Add: Fixed charges excluding capitalized interest and preferred
      dividend requirements of consolidated subsidiaries .....................       30,471       32,424      134,484      116,190
                                                                                -----------  -----------  -----------  -----------

    Adjusted Earnings ........................................................  $   156,715  $   494,009  $ 1,341,347  $ 1,319,871
                                                                                ===========  ===========  ===========  ===========

 FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
    Interest expense including capitalized interest (1) ......................  $    36,882  $    44,712  $   178,915  $   168,121
    Amortization of debt expense .............................................          334          502        2,460        2,726
    Interest component of lease rental expenditures (2) ......................        3,277        2,295        9,858        7,343
    Preferred stock dividend requirements of consolidated subsidiaries (3) ...        3,909           --        8,608           --
                                                                                -----------  -----------  -----------  -----------
    Fixed charges ............................................................       44,402       47,509      199,841      178,190
    Preferred stock dividend requirements (4) ................................        7,466        8,027       32,495       33,386
                                                                                -----------  -----------  -----------  -----------
    Combined Fixed Charges and Preferred Stock Dividends .....................  $    51,868  $    55,536  $   232,336  $   211,576
                                                                                ===========  ===========  ===========  ===========
 Ratio of Earnings to Fixed Charges ..........................................         3.53        10.40         6.71         7.41
                                                                                ===========  ===========  ===========  ===========
 Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends ...         3.02         8.90         5.77         6.24
                                                                                ===========  ===========  ===========  ===========
                                                                                   1999         1998           1997
                                                                                -----------  -----------    -----------
 EARNINGS
    Pretax income (loss) from continuing operations before preferred
      interests of subsidiaries ..............................................  $   344,573  $  (187,563)   $   258,640
    Add: Fixed charges excluding capitalized interest and preferred
      dividend requirements of consolidated subsidiaries .....................       90,398       78,728         78,531
                                                                                -----------  -----------    -----------

    Adjusted Earnings ........................................................  $   434,971  $  (108,835)   $   337,171
                                                                                ===========  ===========    ===========

 FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
    Interest expense including capitalized interest (1) ......................  $   132,986  $   119,703    $   105,148
    Amortization of debt expense .............................................        4,854        4,496          6,438
    Interest component of lease rental expenditures (2) ......................        5,789        3,808          3,438
    Preferred stock dividend requirements of consolidated subsidiaries (3) ...           --           --             --
                                                                                -----------  -----------    -----------
    Fixed charges ............................................................      143,629      128,007        115,024
    Preferred stock dividend requirements (4) ................................       24,788        2,905             --
                                                                                -----------  -----------    -----------
    Combined Fixed Charges and Preferred Stock Dividends .....................  $   168,417  $   130,912    $   115,024
                                                                                ===========  ===========    ===========
 Ratio of Earnings to Fixed Charges ..........................................         3.03           --(5)        2.93
                                                                                ===========  ===========    ===========
 Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends ...         2.58           --(5)        2.93
                                                                                ===========  ===========    ===========

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(1)  Apache guaranteed and is contingently liable for certain debt. Fixed charges, relating to the debt for which Apache was contingently liable, have not been included in the fixed charges for any of the periods shown above.

(2) Represents the portion of rental expense assumed to be attributable to interest factors of related rental obligations determined at interest rates appropriate for the period during which the rental obligations were incurred. Approximately 32 percent to 34 percent applies for all periods presented.

(3) The Company does not receive a tax benefit for its preferred stock dividend requirements of consolidated subsidiaries. As a result, this amount represents the pre-tax earnings that would be required to cover preferred stock dividend requirements of consolidated subsidiaries of $4 million.

(4) The Company does not receive a tax benefit for its preferred stock dividends. As a result, this amount represents the pre-tax earnings that would be required to cover preferred stock dividends of $5 million.

(5) Earnings were inadequate to cover fixed charges and combined fixed charges and preferred stock dividends by $237 million and $240 million, respectively, due to the $243 million write-down of the carrying value of United States oil and gas properties.